ARTICLES OF INCORPORATION
of
WMPH 4, Inc.

KNOW ALL MEN BY THESE PRESENTS: That the undersigned incorporator being a natural person of the age of twenty-one years or more and desiring to form a body corporate under the laws of the State of Nevada does hereby sign, verify and deliver in duplicate to the Secretary of State of the State of Nevada, these Articles of Incorporation:

ARTICLE 1

The name of the Corporation shall be: WMPH 4, Inc.

ARTICLE 2

The name of the Corporation's resident agent and the street address for such resident agent where process may be served are J. Wade Mézey, 8000 Spring Mountain Road, Las Vegas, Nevada 89117

The resident agent may be changed in the manner permitted by law.

ARTICLE 3

The aggregate number of shares which this Corporation shall have authority to issue is: Sixty Million (60,000,000) shares of $.001 par value each, which shares shall be designated "Common Stock"

ARTICLE 4

Except as restricted by these Articles of Incorporation, the Corporation is organized for the purpose of transacting all lawful business for which corporations may be incorporated pursuant to the Nevada Business Corporation Act.

ARTICLE 5

The name and address of the incorporator are: J. Wade Mézey, 8000 Spring Mountain Road, Las Vegas, NV 89117.

IN WITNESS WHEREOF, the above-named incorporator has signed these Articles of Incorporation this 14th day of March, 2007.

/s/ J. Wade Mézey
J. Wade Mézey